Exhibit (b)(1)

KEYBANK NATIONAL ASSOCIATION 127 PUBLIC SQUARE CLEVELAND, OHIO 44114	GENERAL ELECTRIC CAPITAL CORPORATION AND GE CAPITAL MARKETS, INC. 201 MERRITT 7 NORWALK, CONNECTICUT 06851

CONFIDENTIAL

December 21, 2010

Vigor Industrial LLC

5555 N. Channel Ave.

Portland OR 97217

Attn: Frank Foti, Chief Executive Officer

          Bruce Dummer, SVP

Commitment Letter - Senior Credit Facilities

Gentlemen:

Vigor Industrial LLC, an Oregon limited liability company (the “Company” or “you”) has advised KeyBank National Association (“KeyBank”) and General Electric Capital Corporation (“GECC” and together with KeyBank, the “Commitment Parties”) that you intend to form a corporation that will in turn form a new merger subsidiary (“Merger Sub”) that will acquire (the “Acquisition”) all of the capital stock of [Target Co], a Delaware corporation (the “Target”). The Acquisition will be effected through Merger Sub making a cash tender offer (the “Tender Offer”) to purchase all of the outstanding shares of common stock of the Target, and a subsequent merger of Merger Sub into the Target, with the Target being the surviving corporation. The Company, the Target and the direct and indirect subsidiaries of the Company and the Target are sometimes collectively referred to herein as the “Companies”. This letter and the summary of terms and conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Term Sheet”) and all annexes, schedules and exhibits attached hereto or thereto are sometimes collectively referred to herein as this “Commitment Letter”. This Commitment Letter replaces in its entirety the Engagement Letter, dated as of October 20, 2010, among the Company, GECC, GE Capital Markets, Inc. (“GECM”) and KeyBank (the “Engagement Letter”), and all obligations under the Engagement Letter are hereby terminated, except such indemnity, expense reimbursement, confidentiality, disclosure, governing law, venue and jurisdictional consent, and jury trial waiver provisions therein that expressly survive the termination thereof.

You have also advised KeyBank and GECC that you intend to finance the Acquisition, including the Tender Offer, the refinancing of certain existing debt of the Companies (the “Refinancing”), costs and expenses related to the Transactions (as hereinafter defined) and the ongoing working capital and other general corporate purposes (including potential future acquisitions to the extent permitted under the Loan Documents described below) of the Company and its subsidiaries after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transactions):

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(a) up to $145 million in senior secured credit facilities (the “Credit Facilities”), comprised of (i) a term loan facility of up to $120 million (the “Term Loan Facility”), and (ii) a revolving credit facility of up to $25 million (the “Revolving Credit Facility”); and

(b) $17 million of subordinated unsecured notes (the “Subordinated Notes”) having terms and conditions, including subordination terms, acceptable to the Commitment Parties.

The Acquisition, including the Tender Offer, the Refinancing, the entering into and funding of the Credit Facilities, the issuance of the Subordinated Notes, and all other related transactions are hereinafter collectively referred to as the “Transactions.”

In connection with the foregoing, the Commitment Parties are pleased to advise you of their aggregate commitment to provide $145million in principal amount of the Credit Facilities, comprised of (i) KeyBank’s several commitment to provide $72.5 million in principal amount of the Credit Facilities (“KeyBank’s Commitment”) and to act as the administrative agent and collateral agent for the Credit Facilities (in such capacity, the “Agent”), and (ii) GECC’s several commitment to provide $72.5 million in principal amount of the Credit Facilities (“GECC’s Commitment”) and to act as co-administrative agent for the Credit Facilities (in such capacity, the “Co-Agent” and together with the Agent, the “Agents”) (it being expressly understood that KeyBank shall have no obligation with respect to GECC’s Commitment and GECC shall have no obligation with respect to KeyBank’s Commitment), in each case, all upon and subject to the terms and conditions set forth in this Commitment Letter and the Fee Letter described below. Further, KeyBank and GECM shall act as co-lead arrangers for the Credit Facilities (in such capacities, the “Co-Lead Arrangers”), GECM shall act as bookrunner for the Credit Facilities (the “Bookrunner”), and KeyBank shall act as co-bookrunner for the Credit Facilities, in each case, all upon and subject to the terms and conditions set forth in this Commitment Letter and the Fee Letter. GECM shall have the left-placement status on all information and marketing materials, and the responsibility generally associated with such left-placement status, in respect of the arrangement and syndication of the Credit Facilities, and KeyBank shall have the right-placement status on the same, both all upon and subject to the general terms and conditions set forth in this Commitment Letter. The Co-Lead Arrangers will form, in consultation with you, a syndicate of financial institutions and institutional lenders (including KeyBank and GECC or an affiliate thereof) reasonably acceptable to the Agents for the Credit Facilities (the “Lenders”), upon and subject to the terms and conditions set forth in this Commitment Letter and the Fee Letter. The syndication of all or a portion of the Commitment Parties’ commitments under this Commitment Letter and/or its loans and commitments under the Credit Facilities is hereinafter referred to as the “Syndication.” All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet and all capitalized terms used and not otherwise defined in the Term Sheet shall have the same meanings as specified therefor herein.

The commitments and undertakings of each of KeyBank, GECC and GECM hereunder are subject to the satisfaction of the conditions precedent set forth in Annex I to the Term Sheet and each of the following conditions precedent in a manner acceptable to the Commitment Parties: (a) your execution of the fee letter of even date herewith among you and the Commitment Parties (the “Fee Letter”) and the payment when due of the fees specified therein that are payable at the closing of the Credit Facilities, as well as any supplemental arrangement fees payable to any Lender at such closing (b) the accuracy and completeness in all material respects of all representations that you and your affiliates make to the Commitment Parties and the Co-Lead Arrangers and your compliance with the terms of this Commitment Letter (including the Term Sheet) and the Fee Letter, (c) the negotiation, execution and delivery of definitive credit agreements and related documentation for the Credit Facilities consistent with this

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Commitment Letter in form and substance reasonably satisfactory to the Co-Lead Arrangers (collectively, the “Loan Documents”), (d) completion of all documentation relating to the Acquisition (including the Tender Offer) and in form and substance reasonably satisfactory to the Co-Lead Arrangers (it being understood that the drafts of such agreements and documents provided to the Co-Lead Arrangers as of the date hereof are acceptable to the Co-Lead Arrangers), (e) the Co-Lead Arrangers having been afforded a reasonable period of time following the general launch of the Syndication and prior to the date of closing of the Credit Facilities to complete the Syndication, and (f) the absence of any competing (as determined by the Co-Lead Arrangers) offering, placement or arrangement of any debt securities or bank financing by or on behalf of any of the Companies prior to and during the Syndication other than the issuance of the Subordinated Notes.

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter, the Loan Documents, or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby, (a) the only representations relating to the Borrowers and their respective subsidiaries, the accuracy of which shall be a condition to the availability of the Credit Facilities on the Closing Date, shall be (i) such of the representations made by the Target or the Company in the Merger Agreement as are material to the interests of the Lenders (including, without limitation, a representation with respect to the absence of any material adverse changes with respect to the Target and its subsidiaries), but only to the extent that you have (or an affiliate of yours has) the right to terminate your obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement and (ii) the Specified Representations (as defined below), and (b) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (it being understood that, to the extent any collateral referred to in the Term Sheet is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so (other than the grant and perfection of security interests in assets located in any state of the United States or the District of Columbia with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code or a short-form security agreement with the United States Copyright Office or the United States Patent and Trademark Office or, in the case of stock certificates and intercompany notes, by possession of such collateral), then the provision or perfection, as the case may be, of any such collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but may instead be provided or perfected, as the case may be, after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet relating to corporate existence, power and authorization (as to the execution, delivery and performance of the Loan Documents), due authorization, execution and delivery and enforceability of the Loan Documents, validity, priority (subject to permitted liens) and perfection of security interests in the Collateral (subject to the limitations set forth in the preceding sentence), solvency of the Borrowers and their subsidiaries on a consolidated basis, no material conflicts with laws, charter documents, and other material agreements, no material third party or governmental consents, filings or approvals, compliance with the PATRIOT Act, margin regulations and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Closing Condition Provision”.

You acknowledge and agree that the Syndication is an integral part of this transaction for the Commitment Parties. GECM, in its capacity as Bookrunner, has commenced, and will continue syndication efforts for the Credit Facilities. You agree to, and to use commercially reasonable efforts to cause the Target to, actively assist and cooperate with the Co-Lead Arrangers in connection with the Syndication. Such assistance shall include, without limitation, (a) promptly preparing and providing to the Co-Lead Arrangers all information reasonably requested by them with respect to you, the Target and

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your and the Target’s respective subsidiaries, the Transactions and the other transactions contemplated hereby, including financial information and projections (the “Projections”) (collectively, together with the Projections, the “Information”) and copies of due diligence, accounting or similar reports or memoranda prepared at your direction by legal, accounting, tax, environmental or other advisors in connection with the Transactions (in each case subject to non-disclosure and reliance letters reasonably acceptable to the Co-Lead Arrangers), in each case, as the Co-Lead Arrangers may reasonably request in connection with the Syndication, (b) participating in meetings with prospective Lenders and other relevant meetings (including meetings with rating agencies if necessary), (c) providing direct contact during the Syndication between your and Target’s senior management, representatives and advisors, on the one hand, and prospective Lenders, on the other hand, and (d) using your commercially reasonable efforts to ensure that GECM’s syndication efforts benefit from Borrower’s existing financial and banking relationships.

At GECM’s request, you agree to assist in the preparation of confidential information memoranda, presentations and other Evaluation Materials (as defined below) regarding the Company and its affiliates, the Credit Facilities, the Target and its subsidiaries and the Transactions to be used in connection with the Syndication and to confirm, prior to such materials being made available to prospective Lenders, the completeness and accuracy of such materials. The Information, the Projections and all other information provided by or on behalf of you, the Target and your and the Target’s respective affiliates to the Co-Lead Arrangers, the Commitment Parties and/or the Lenders regarding you, Target and your and Target’s respective affiliates, the Transactions and the other transactions contemplated hereby in connection with the Credit Facilities are collectively referred to as the “Evaluation Material”.

Until the completion of the Syndication (as determined by the Co-Lead Arrangers in their discretion), you shall not (and you shall cause your subsidiaries and Target and its subsidiaries not to), without the prior written consent of the Co-Lead Arrangers, offer, issue, place, syndicate or arrange any debt or preferred equity securities or debt facilities (including any renewals, restatements, restructuring or refinancings of any existing debt or preferred equity securities or debt facilities), attempt or agree to do any of the foregoing, announce or authorize the announcement of any of the foregoing, or engage in discussion concerning any of the foregoing other than with respect to the Subordinated Notes that is contemplated as part of the Transactions.

The Bookrunner will manage all aspects of the Syndication, including selection of Lenders, determination of when the Co-Lead Arrangers will approach potential Lenders, any naming rights and the final allocations of the commitments among the Lenders, in each case in consultation with you. In connection with the Syndication, the Co-Lead Arrangers may elect to appoint certain Lenders to agency positions such as syndication agent, documentation agent or other co-agents, in each case at no additional cost to you besides the compensation expressly set forth in the Fee Letter. You agree that (a) no Lender participating in the Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained in this Commitment Letter and the Fee Letter, and the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Co-Lead Arrangers, and (b) no other agents, co-agents or arrangers will be appointed with respect to the Credit Facilities, and no other titles will be awarded to any such parties in connection with the Credit Facilities, unless the Co-Lead Arrangers agree in writing. Any assignments of any Commitment Party’s commitment under this Commitment Letter or its loans and commitments under the Credit Facilities entered into to complete the Syndication shall not be subject to the consent, minimum amounts and fee provisions set forth in the assignment provisions of either this Commitment Letter or the Loan Documents.

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You hereby represent and covenant that (a) all Information, taken as a whole and other than Projections, that has been or will be made available to the Co-Lead Arrangers by you or any of your representatives (or on your or their behalf) or by the Companies or any of their subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transactions, is or will be, when furnished complete and correct in all material respects, and such Information does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) all Projections concerning the Companies that have been or are hereafter made available to the Co-Lead Arrangers or the Lenders by you or any of your representatives (or on your or their behalf) or by the Companies or any of their representatives (or on their behalf) having been prepared or hereafter being prepared, as the case may be, in good faith based upon assumptions reasonably believed to be reasonable when made (it being understood that projections are inherently uncertain and that actual results may be materially different). You understand that, in arranging and syndicating the Credit Facilities, the Co-Lead Arrangers may use and rely on the Information and Projections without independent verification thereof. You agree to, and agree to cause the Companies to, and agree to use commercially reasonable efforts to cause the Target and its subsidiaries to, supplement the Information and Projections from time to time until the date of the initial borrowing under the Credit Facilities (the “Closing Date”) and, if requested by us, for a reasonable time thereafter so that the representations and covenants in this paragraph remain true and correct in all material respects on the Closing Date and on such later date on which the Syndication is completed as if the Information were being furnished, and such representation and warranty were being made, on such date.

You acknowledge that (a) the Co-Lead Arrangers, on your behalf will make available Evaluation Materials to the proposed syndicate of Lenders by posting the Evaluation Materials on Intralinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Evaluation Materials not containing MNPI (the “Public Evaluation Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Evaluation Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Evaluation Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Evaluation Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Evaluation Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Co-Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Co-Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the Credit Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of the Evaluation

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Materials, including drafts and final versions of definitive documents with respect to the Credit Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Co-Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Evaluation Materials are marked “PUBLIC”) that Evaluation Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

As consideration for the commitment and undertakings of the Commitment Parties hereunder, you will pay to the Commitment Parties when due the fees set forth in the Fee Letter. The terms of the Fee Letter are an integral part of the commitment and undertaking of the Commitment Parties hereunder and compliance by you with the terms thereof is an express condition to the obligations of the Commitment Parties under this Commitment Letter. Each of the fees described in the Fee Letter shall be fully earned and nonrefundable when paid.

By accepting delivery of this Commitment Letter, you agree that before you have executed and returned to the Commitment Parties this Commitment Letter, neither this Commitment Letter nor the Fee Letter, nor any of the terms and conditions set forth or referred to herein or therein, shall under any circumstances be disclosed by you, any of the Companies, or your or their respective agents, affiliates, representatives or advisors, directly or indirectly, to any other person that is considering providing debt financing to you or any of the Companies. You further agree that this Commitment Letter and the Fee Letter and the contents hereof and thereof are for your confidential use only and that neither their existence nor any of the terms thereof will be disclosed by you, the Companies to any other person or entity without our prior written consent other than (a) to your officers, directors, employees, accountants, attorneys and other advisors, and then, in any such case, only on a “need to know” confidential basis in connection with the transactions contemplated hereby, and (b) as otherwise required by applicable law; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Term Sheet), but not the Fee Letter (i) on a confidential basis to the board of directors and advisors of the Target in connection with their consideration of the Transactions and (ii) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, and you may disclose the Term Sheet on a confidential basis to prospective purchaser(s) of the Subordinated Notes. In addition, following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter and the Fee Letter to the Commitment Parties as provided below, you may make public disclosure of the existence and amount of each Commitment Party’s commitment hereunder, and of their identity as co-lead arrangers and agents. If you or any of your affiliates does show or circulate this Commitment Letter, the Fee Letter or the Term Sheets, or disclose the contents thereof, in breach of the foregoing, then you shall be deemed to have accepted this Commitment Letter and the Fee Letter.

All non-public information furnished by you or the Companies to the Commitment Parties and clearly marked as such shall be for the confidential use of the Commitment Parties and of the prospective Lenders and each of their respective officers, directors, employees, attorneys and other advisors, in accordance with each Commitment Party’s customary procedures for handling confidential information and for disseminating such information to prospective lenders. Notwithstanding the foregoing, you acknowledge and agree that the Commitment Parties may share certain information relating to transactions contemplated hereby with standard industry database companies (such as Loan Pricing Corporation and Standard & Poor’s LCD) in accordance with customary industry practice.

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You agree that any of KeyBank, GECC, GECM or their respective affiliates may be requested by you or the Companies or your or their affiliates to provide additional services to such parties. In connection therewith, KeyBank, GECC and GECM are each authorized to share information with other of their affiliates and such affiliates are authorized to share information with them, in each case subject to the same confidentiality limitations set forth in the preceding paragraph. Compensation for any such services will be agreed upon independently of this Commitment Letter. Nothing in this Commitment Letter is intended to obligate or commit KeyBank, GECC, GECM or any of their respective affiliates to provide any services, or any party to accept any services, other than as set forth herein. You further agree that none of KeyBank, GECC or GECM is providing accounting, tax, regulatory or legal advice to you or the Companies in connection with the Transactions or otherwise, and you have consulted your own accounting, tax, regulatory or legal advisors to the extent you have deemed appropriate. You further acknowledge and agree that no fiduciary, advisory or agency relationship between you, on the one hand, and GECM, GECC, KeyBank, or any of their respective affiliates, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, and you hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any of KeyBank, GECC and GECM with respect to any breach or alleged breach of agency or fiduciary duty.

By executing this Commitment Letter, you agree to indemnify and hold harmless KeyBank, GECC, GECM, each Lender, and each of their respective affiliates and their respective officers, directors, shareholders, employees, affiliates, agents and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any Indemnified Party may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the Transactions, the Loan Documents, or any other agreement, document, instrument, or transaction related thereto or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto, and to reimburse each Indemnified Party upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Party. In no event shall any Indemnified Party be liable under this Commitment Letter or any other loan document or in respect of any act, omission or event relating to the transactions contemplated hereby or thereby, on any theory of liability, for any special, indirect, consequential or punitive damages. You agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you or any of the Companies or any of your or their security holders for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

You further agree to reimburse KeyBank, GECC and GECM upon written request for all reasonable and summary documented out-of-pocket expenses (including, but not limited to (a) reasonable and summary documented expenses of due diligence investigation, consultants’ fees, travel expenses and syndication expenses (including all printing, reproduction, document delivery, CUSIP, SyndTrak and communication costs incurred in connection with the Syndication and execution of the Facilities), (b) the

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reasonable and summary documented fees, disbursements and other charges of Jones Day, counsel to KeyBank, and of special and local counsel retained by KeyBank and (c) the reasonable summary documented fees, disbursements and other charges of McGuireWoods LLP, counsel to GECC and GECM) incurred by any of them in connection with the Credit Facilities and the preparation of this Commitment Letter, the Fee Letter and the definitive documentation for the Credit Facilities, regardless of whether the transactions contemplated hereby are consummated or any loan documentation is entered into.

The confidentiality, disclosure, reimbursement and indemnity provisions (including, without limitation, the provisions of the immediately preceding five paragraphs) of this Commitment Letter shall remain in full force and effect regardless of whether any definitive documentation for the Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of KeyBank, GECC or GECM hereunder.

You acknowledge that any of KeyBank, GECC or GECM or any of their respective affiliates may provide financing, equity capital, financial advisory and other services to parties whose interests may conflict with yours or the Companies’. None of KeyBank, GECC, GECM nor any of their respective affiliates have any duty to disclose to you, or use for your benefit, any information acquired in the course of providing services to any other person or engaging in any other transaction or otherwise carrying on our business. Neither KeyBank, GECC, GECM nor any of its affiliates have assumed any obligation to you other than as expressly provided herein.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

We hereby notify you and the Companies that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”), we and each Lender may be required to obtain, verify and record information that identifies you and your affiliates (including the Companies), which information includes the name, address, tax identification number and other information that will allow us and each Lender to identify you, your affiliates and the Companies in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

This Commitment Letter and the Commitment Parties’ commitments and undertakings hereunder shall not be assignable by you without the prior written consent of each such person. Neither this Commitment Letter nor the Fee Letter may be amended or any provision hereof waived or modified

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except by an instrument in writing signed by the party against whom enforcement of the same is sought. This Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter or the Fee Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. By executing this Commitment Letter, you acknowledge that this Commitment Letter and the Fee Letter are the only agreements among you and any of KeyBank, GECC or GECM with respect to the Credit Facilities and set forth the entire understanding of the parties with respect to the subject matter thereof. It is expressly intended that in the event definitive documentation for the Credit Facilities is executed and delivered and the Syndication has not at such time been successfully completed, the syndication provisions of this Commitment Letter and the Fee Letter will survive such execution and delivery as set forth in this Commitment Letter and the Fee Letter. Please note that those matters that are not covered or made clear in this Commitment Letter or the Fee Letter are subject to mutual agreement of the parties.

It is expressly intended that in the event the Loan Documents are executed and delivered and the Syndication has not at such time been successfully completed, the syndication provisions of this Commitment Letter and the Fee Letter will survive such execution and delivery until such time as the Syndication has been completed as determined by the Co-Lead Arrangers. The reimbursement, indemnification, governing law, jury trial waiver, forum selection, disclosure, and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof (other than sections 5-1401 and 5-1402 of the New York General Obligations Law). To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, any of the Transactions or any of the other transactions contemplated hereby or thereby and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to KeyBank and GECC the enclosed duplicate originals of this Commitment Letter and the Fee Letter, not later than 5:00 p.m., Cleveland, Ohio time, on December 21, 2010, at which time this Commitment Letter and the commitments and undertakings of KeyBank, GECC and GECM hereunder will (if not so accepted prior thereto) expire. Thereafter, the commitments and undertakings of KeyBank, GECC and GECM set forth in this

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Commitment Letter will terminate on the earlier of (a) March 11, 2011, unless the closing of the Transactions occurs on or prior to such date, (b) the closing of the Acquisition without the use of the Credit Facilities and (c) the termination or abandonment of the Merger Agreement or the acceptance by the Target or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Target and its subsidiaries other than as part of the Transactions. In consideration of the time and resources that KeyBank, GECC and GECM will devote to the Credit Facilities, you agree that, until such expiration, you will not, and will cause the Companies not to, solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing financing transactions for any of the Companies with respect to the matters addressed in this Commitment Letter.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK ]

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Each of KeyBank, GECC and GECM is pleased to have been given the opportunity to assist you in this important transaction.

Regards, KEYBANK NATIONAL ASSOCIATION

By:	/s/ Thomas A. Crandell
Name:	Thomas A. Crandell
Title:	Senior Vice President

GE CAPITAL MARKETS, INC.

By:	/s/ Sean F. Obranski
Name:	Sean F. Obranski
Title:	Managing Director

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Justin Grimm
Name:	Justin Grimm
Title:	Duly Authorized Signatory

Accepted and agreed to as of the date first above written:

VIGOR INDUSTRIAL LLC

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President